Wellspring Media, Inc
Attn: Ronald Tassinari
c/o American Vantage Media
1819 Colorado Avenue
Santa Monica, CA 90404


Dear Mr. Tassinari:

         Reference is made to the Accounts Financing and Security Agreement with a Maximum Revolving Advance Amount of $4,500,000.00 executed by Wellspring Media, Inc. ("Wellspring") dated August 1, 2003 (the "Agreement") and to various modification letters, the most recent being dated as of December 12, 2004 that, among other things, extended the Expiration Date of the Agreement to January 3, 2005 (together all referenced documents constitute the "Amended Agreement"). Atlantic Bank of New York ("Atlantic Bank") hereby gives notice that it has agreed to amended the Expiration Date referred to in Section 2.1 of the Agreement to February 15, 2005 subject to the following Terms and Conditions:

         1. Wellspring agrees to pay Atlantic Bank $3,132.30 representing interest on the Wellspring loan accrued from January 18, 2005 through today with such interest to be paid by wire in immediately available funds by not later than the close of business, Monday, January 24, 2004.

         2. Wellspring agrees to pay Atlantic Bank $50,000.00 as its administration fee covering its agreement to extend the loan for the period from January 3, 2005 through February 15, 2005, $25,000.00 of which Atlantic Bank hereby acknowledges having previously received, with the $25,000.00 unpaid balance of such fee to be paid by wire in immediately available funds by not later than the close of business, Monday, January 24, 2004.

         3. All other conditions of the Amended Agreement remain in full force and effort. No other changes or amendments to the Amended Agreement are contemplated or implied.

Any reference defaults and/or events of default are not intended as a complete list of your defaults at this time. This letter is without prejudice to the rights and remedies of Atlantic Bank and does not constitute a waiver of any of its rights of remedies, including without limitation any rights and remedies it has or may have with respect to any defaults referenced above or any other defaults or events of default under any reference documents.

If what is outlined here is acceptable to you, please indicated your agreement and acceptance by counter-signing below.

                                                    Very truly yours,


                                                    /s/ Charles J. Margiotti III
                                                    ----------------------------
                                                    Charles J. Margiotti III
                                                    Vice President


AGREED:
WELLSPRING MEDIA, INC


BY: /s/ Ronald J. Tassinari
    -----------------------
Print Name:  Ronald J. Tassinari

Print Title:  Chairman & CEO - Am. Vantage Companies